EXHIBIT 99.1

Grant Park Fund Weekly Commentary
For the Week Ended October 9, 2009

October 9, 2009	Weekly ROR[1]	Month-to-Date ROR[1]	Year-to-Date ROR[1]
Class A Units	2.5%	1.1%	-6.2%
Class B Units	2.5%	1.1%	-6.8%
Legacy 1 Class Units[2]	2.4%	1.0%	-0.7%
Legacy 2 Class Units[2]	2.4%	1.0%	-0.8%
GAM 1 Class Units[2]	2.0%	0.6%	0.1%
GAM 2 Class Units[2]	1.9%	0.6%	-0.1%
GAM 3 Class Units[2]	1.9%	0.6%	-1.2%

S&P 500 Total Return Index[3]	4.6%	1.4%	21.0%
Barclays Capital U.S. Long Government Index[3]	-2.4%	-1.8%	-9.1%
1	Subject to independent verification.
2	Grant Park’s Legacy and GAM Portfolios began trading on April 1, 2009.
3	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Sector Commentary

Agriculturals/Softs:  Harvest delays caused by cold weather in the Midwest led to sharp rallies in the grains markets last week.  Corn and soybean increased by more than 8.5% as speculators believed poor weather would put pressure on future supply.  In the softs markets, sugar prices retraced downwards on forecasts of weak demand.

Grant Park’s longer-term trading advisors are predominantly long the agriculturals/softs sector.  Grant Park’s shorter-term trading advisors are predominantly short the sector.

Currencies:  The Australian dollar strengthened against the U.S. dollar last week, elevated by higher demand for riskier assets.  The Reserve Bank of Australia’s decision to raise interest rates for the first time since the credit crisis began also played a role in driving the Australian dollar higher.  An unexpected decrease in the U.S. trade deficit for August firmed the U.S. dollar against several major currencies, including the Japanese yen and Great British Pound.

Grant Park’s longer-term trading advisors are predominantly short the U.S. dollar.  Grant Park’s shorter-term trading advisors are also predominantly short the U.S. dollar.

Energy:   Crude oil markets moved higher last week as a result of strength in the equity markets and a weaker U.S. dollar.  Reports from the International Energy Agency forecasting increased demand for energy products also supported crude oil prices.

Grant Park’s longer-term trading advisors are predominantly long the energy sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Equities:   Strong earnings reports from several key technology firms led to gains in the global equity markets last week.  Improved retail sales and unemployment data were also major drivers in moving markets higher.  In Asia, renewed optimism resulted in strong uptrends in the Japanese, Chinese, Taiwanese, and Hong Kong equity markets.

Grant Park’s longer-term trading advisors are predominantly long the equities sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

Fixed Income:  U.S. fixed-income prices finished lower last week in response to strength in the equity markets.  Comments by Federal Reserve Chairman Ben Bernanke stating that U.S. interest rates might be raised earlier than expected also put pressure on the debt markets.

Grant Park’s longer-term trading advisors are predominantly long the fixed-income sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Metals:  Improved growth prospects for the global economy and U.S. dollar weakness drove gold and silver markets higher.  Base metals also benefitted from the improving global economic outlook.  Copper prices moved higher last week supported by forecasts for stronger industrial demand and supply concerns due to a mechanical failure at an important copper facility in Australia.

Grant Park’s longer-term trading advisors are predominantly long the metals sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Indices Overview 3
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies, rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index:  Long Subset) – A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.